Free Writing Prospectus
Filed Pursuant to Rule 433
Dated April 17, 2025
Registration Statement Nos. 333-268757 and 333-268757-13

**Full Pricing** $327.52mm ($311.142 Offered) Exeter (ESART 2025-1) Select

Joint Leads: Citi (Str.), Deutsche Bank Securities, and Wells Fargo Securities
Co-Managers: AmeriVet Securities, Barclays, and Citizens Capital Markets

--Capital Structure --
CL	SIZE($MM)	OFFRD($MM)	WAL*	S**	P.WIN	E MTY.	L MTY.	BNCH	Spread	Yield(%)	CPN(%)	Price
A1	30.000	28.500	0.14	A-1+	1-3	07/25	05/15/26	I-CRV	+31	4.607	4.607	100.00000
A2	105.300	100.035	0.89	AAA	3-19	11/26	10/16/28	I-CRV	+88	4.886	4.83	99.99410
A3	89.500	85.025	2.23	AAA	19-35	03/28	04/15/30	I-CRV	+98	4.745	4.69	99.98162
B	23.410	22.239	3.14	AA	35-40	08/28	08/15/31	I-CRV	+115	4.925	4.87	99.98502
C	37.550	35.672	3.71	A	40-49	05/29	08/15/31	I-CRV	+165	5.466	5.40	99.98418
D	35.030	33.278	4.52	BBB	49-59	03/30	09/15/31	I-CRV	+235	6.224	6.14	99.98136
E	6.730	6.393	4.89	BB	59-59	03/30	12/15/32	I-CRV	<<Preplaced>>
*WAL Pricing Speed: 1.40% ABS to 5.00% Clean-up call
**Expected Ratings

- TRANSACTION SUMMARY -
Size : $327.52mm ($311.142 Offered)
Exp Ratings : S&P
Exp Settle : 04/23/2025
First Pay : May 15th, 2025
ERISA : A-D = YES; E = NO
Registration : A-D = SEC; E= 144A/RegS
Min Denoms : A-D = 1k x 1k; E = 89k x 1k
BBG Ticker : ESART 2025-1
B&D : Citi

-Available Information-
* Preliminary Prospectus, Ratings FWP, and CDI File (attached)
* Intex Deal Name: XESART251 | Password: AUBJ
* Deal Roadshow Link: https://dealroadshow.com/e/ESART20251 | Passcode: ESART20251

CUSIPS
A1 30185AAA9
A2 30185AAB7
A3 30185AAC5
B 30185AAD3
C 30185AAE1
D 30185AAF8

EFCAR, LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents EFCAR, LLC has filed with the SEC for more complete information about EFCAR, LLC, Exeter Select Automobile Receivables Trust 2025-1 and this offering.You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, EFCAR, LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.